ERNST & YOUNG LOGO

                                                                 Exhibit 16

July 31, 1997

Securities and Exchange Commission
450 Fifth Street, M.W.
Washington, D.C. 20549

     We have read the second paragraph under the caption "Experts" on page 45 of the registration statement on Form S-1 (No. 333-29463) filed by International Total Services, Inc., on June 18, 1997. We are in agreement with the statements contained in the first, third, and last sentences of that paragraph, except for the date in the first sentence, with which we have no basis to agree or disagree. We have no basis to agree or disagree with the other statements in that paragraph.

                                         Ernst & Young LLP
                                         ----------------------
                                         Ernst & Young LLP

Cleveland, Ohio
July 31, 1997